Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING OF

COMMON STOCK OFFERING AND EXERCISE OF OPTION

DENVER, CO — December 7, 2016 — SM Energy Company (“SM Energy”) (NYSE: SM) announced today the closing of its previously announced underwritten public offering of 10,925,000 shares of common stock, which includes the full exercise by the underwriters of their option to purchase an additional 1,425,000 shares of common stock. Net proceeds from the sale of the shares of common stock, including as a result of the option exercise, after deducting fees and estimated expenses, were approximately $403.0 million.

SM Energy intends to use the net proceeds from the offering to acquire approximately 4,100 net acres of additional oil and gas assets in the Midland Basin, to reduce indebtedness, and for general corporate purposes.

J.P. Morgan, BofA Merrill Lynch, and Wells Fargo Securities are acting as joint book-running managers for the offering.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws, including statements regarding the intended use of offering proceeds. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct.  In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control, including market conditions, customary offering closing conditions and other factors described in the prospectus and accompanying prospectus supplement for the offering.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, SM Energy’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in SM Energy’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the prospectus and related prospectus supplement.  The statements herein speak only as of the date of this press release.  SM Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SM ENERGY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about SM Energy on its website.

SM ENERGY CONTACTS:

Investors: Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507